Exhibit 99.1

Lincoln Centre Tower I 5400 Lyndon B. Johnson Freeway, Suite 1300 Dallas, Texas 75240 T 214.238.5700 F 214.238.5701

Capital Southwest Announces Commencement of Supplemental Dividend Program

Supplemental Dividend of $0.60 per share for the Quarter Ended June 30, 2018; Expect to pay $0.10 Supplemental Dividend per Quarter Going Forward

Dallas, Texas – June 7, 2018  – Capital Southwest Corporation (“Capital Southwest” or the “Company”; Nasdaq: CSWC), an internally managed business development company focused on providing flexible financing solutions to support the acquisition and growth of middle market businesses, today announced its Board of Directors has declared a supplemental dividend of $0.60 per share for the quarter ended June 30, 2018.

The Company’s management also announced the commencement of a Supplemental Dividend Program that aims to share excess undistributed taxable income with shareholders in the form of quarterly supplemental cash dividends.  This quarter, Capital Southwest will pay a Supplemental Dividend of $0.60 per share; in subsequent quarters, the Company’s management expects to pay a Supplemental Dividend of $0.10 per share.

President and Chief Executive Officer Bowen S. Diehl stated, “We are pleased to announce the Supplemental Dividend Program, which allows our shareholders to meaningfully participate in the successful exits of our investment portfolio.  The program will be funded from our current estimated undistributed taxable income, which was earned from realized gains on both debt and equity, as well as undistributed net investment income over the past several quarters. Included in our undistributed taxable income is the realized gain on the sale of TitanLiner which closed on June 6, 2018. As we think about the likely duration of the program, being mindful of our minimum regulated investment company distribution requirements, the unrealized appreciation currently in our portfolio, and the importance of equity co-investments across our lower middle market portfolio to our investment strategy, we believe that the groundwork has been laid for the Supplemental Dividend Program to be in place for the foreseeable future.”

The Supplemental Dividend will be payable as follows:

June 30, 2018 Supplemental Dividend

Amount Per Share:                       $0.60

Ex-Dividend Date:                         June 25, 2018

Record Date:                                  June 26, 2018

Payment Date:                               July 2, 2018

The Company’s Board of Directors has not yet declared any dividends for subsequent quarters under the Supplemental Dividend Program and would only do so, in its sole discretion, to the extent the Company has excess undistributed taxable income available. No assurances can be provided that any future dividends will be declared by the Company’s Board of Directors under the Supplemental Dividend Program.

When declaring dividends the Board of Directors reviews estimates of taxable income available for distribution, which may differ from net investment income under generally accepted accounting principles. The final determination of taxable income for each year, as well as the tax attributes for dividends in such year, will be made after the close of the tax year.

Capital Southwest maintains a dividend reinvestment plan ("DRIP") that provides for the reinvestment of dividends on behalf of its registered stockholders who hold their shares with Capital Southwest’s transfer agent and registrar, American Stock Transfer and Trust Company.  Under the DRIP, if the Company declares a dividend, registered stockholders who have opted in to the DRIP by the dividend record date will have their dividend automatically reinvested into additional shares of Capital Southwest common stock.

About Capital Southwest

Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based internally managed business development company with approximately $308 million in net assets as of March 31, 2018. Capital Southwest is a middle market lending firm focused on supporting the acquisition and growth of middle market businesses with $5 to $25 million investments across the capital structure, including first lien, unitranche, second lien, subordinated debt and non-control equity co-investments. As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Forward-Looking Statements

This press release contains historical information and forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 with respect to future dividends, market conditions, and the business and investments of Capital Southwest. Forward-looking statements are statements that are not historical statements and can often be identified by words such as “will,” “may,” “could,” “believe,” “expect” and similar expressions and variations or negatives of these words. These statements are based on management's current expectations, assumptions and beliefs. They are not guarantees of future results or dividends and are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. These risks include risks related to changes in the markets in which Capital Southwest invests, changes in the financial and lending markets, regulatory changes, tax treatment and general economic and business conditions.

Readers should not place undue reliance on any forward-looking statements and are encouraged to review Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2018 and subsequent filings with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, Capital Southwest does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Investor Relations Contacts:

Michael S. Sarner, Chief Financial Officer

214-884-3829